Independent Auditor's Consent


We consent to the inclusion of our report dated August 2, 2002 on the consolidated balance sheets of First Bancorp of Indiana, Inc. and Subsidiary as of June 30, 2002 and 2001, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period then ended in the Registration Statements on Form S-8 (Nos. 333-36076 and 333-76046) filed by First Bancorp of Indiana, Inc. with the United States Securities and Exchange Commission.



/s/ BKD, LLP
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BKD, LLP



Evansville, Indiana
September 26, 2002